Exhibit 10.18A

FIRST AMENDMENT TO

EMPLOYMENT CONTINUATION AGREEMENT

This FIRST AMENDMENT TO THE EMPLOYMENT CONTINUATION AGREEMENT (this “Amendment”), dated as of December 30, 2005, is made by ALABAMA NATIONAL BANCORPORATION, a Delaware corporation (the “Company”).

Recitals

WHEREAS, the Company and Richard Murray IV (the “Executive”) entered into that certain Employment Continuation Agreement dated as of September 21, 2000 (the “Employment Continuation Agreement”) that provides the Company and the Executive with certain rights and obligations upon the occurrence of a Change in Control;

WHEREAS, Section 3(b)(ii) of the Employment Continuation Agreement provides that each Performance Share earned upon a Change in Control shall be canceled in exchange for an immediate payment in cash of an amount equal to the Change in Control Price;

WHEREAS, Financial Accounting Standards Board Statement 123 (revised 2004), Share-Based Payment (“FAS 123(R)”), would require the Company, effective beginning January 1, 2006, to record the fair market value of all awarded Performance Shares as a liability for financial reporting purposes due to language of Section 3(b)(ii) of the Employment Continuation Agreement;

WHEREAS, in order to ensure that the Performance Shares are not required to be classified as a liability of the Company pursuant to FAS 123(R), the Board of Directors of the Company (the “Board”) has approved an amendment to the Employment Continuation Agreement to provide that Performance Shares earned upon a Change in Control shall be payable in accordance with Section 21 of the Third Amendment and Restatement of the Alabama National Performance Share Plan, as amended (the “Performance Share Plan”), which provides the Committee with the authority to determine whether Performance Shares earned upon a Change in Control will be payable in cash or in shares of Common Stock of the Company; and

WHEREAS, Section 12(c) of the Employment Continuation Agreement provides that the Employment Continuation Agreement may be amended by the Board at any time prior to a Change in Control or a Potential Change in Control.

Amendment to the Employment Continuation Agreement

1. Capitalized terms used in this Amendment (including in the foregoing recitals) and not otherwise defined herein have the respective meanings assigned to such terms in the Employment Continuation Agreement.

2. The fifth sentence of Section 3(b)(ii) of the Employment Continuation Agreement shall be amended by deleting the existing language of the sentence in its entirety and inserting in lieu thereof the following:

“Each Performance Share so earned shall be payable in accordance with Section 21 of the Performance Share Plan.”

3. The effective date of this Amendment shall be December 30, 2005.

4. Except as otherwise provided herein, all terms, provisions, covenants, representations, warranties and conditions in the Employment Continuation Agreement shall remain unchanged and in full force and effect.

5. This Amendment shall be governed by and construed and conferred in accordance with the laws of the State of Delaware (and, as applicable, Title 9 of the U.S. Code) without reference to principles of conflict of laws.

6. From and after the date hereof, any reference to the Employment Continuation Agreement shall be deemed to be a reference to the Employment Continuation Agreement as amended hereby.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this First Amendment to the Employment Continuation Agreement to be executed by its duly authorized officer.

ALABAMA NATIONAL BANCORPORATION

By:	/s/ John H. Holcomb III

Its:	Chairman of the Board